Exhibit 99.6

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Computershare PO Box 505000 Louisville, KY 40233-5000 Within USA, US territories & Canada 800-546-5141 Outside USA, US territories & Canada 781-575-2765 www.computershare.com/investor C 1234567890J N T Tax ID certification on file: <Certified Y/N> TOTAL SHARES12345678901234 TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ELECTION FORM AND LETTER OF TRANSMITTAL To accompany certificates, if any, of common stock, par value $0.01 per share, of County Bancorp, Inc. This Election Form and Letter of Transmittal (the “Election Form”) is being delivered in connection with the (i) Agreement and Plan of Merger, dated June 22, 2021 (the “Merger Agreement”), by and between Nicolet Bankshares, Inc. (“Nicolet”) and County Bancorp, Inc. (“County”), pursuant to which County will merge with and into Nicolet (the “Merger”), with Nicolet surviving the Merger and (ii) the Joint Proxy Statement-Prospectus of Nicolet and County on Form S-4/A(Registration No. 333-258651) filed on August 23, 2021 with the Securities and Exchange Commission (the “Joint Proxy Statement-Prospectus”). This Election Form permits you to make an election as to the type of consideration (cash and/or Nicolet stock) that you wish to receive in connection with the Merger. This Election Form may be used to make an election only with respect to certain shares of County common stock that you hold, as listed below. You may receive additional Election Forms with respect to shares of County common stock held by you in another name or in another manner. The deadline for submitting this Election Form is 5:00 p.m. Eastern Time on November 29, 2021 (the “Election Deadline”), unless the deadline is extended. You are encouraged to return your Election Form as soon as possible. If the Election Deadline is extended, Nicolet and County will promptly announcesuch delay and, when determined, the rescheduled Election Deadline. To be effective, this Election Form must be RECEIVED by Computershare, the Exchange Agent, no later than 5:00 pm, Eastern Time, on the date of the Election Deadline and, with respect to certificated shares, together with the certificate(s) representing all shares of County common stock to which this Election Form relates. Any shares held beneficially, including through The Depository Trust Company (“DTC”), must be submitted by your broker, bank or other nominee, and may be subject to an earlier deadline. You bear the risk of ensuring proper and timely delivery. Your County Stock Certificates: Locate the listed certificates. You hold more than 10 certificates, not all certificates can be listed on this form. Other Certificate Total 12345678901234 Total Certificated Shares 12345678901234 Shares Held By Us 12345678901234 Total Shares 12345678901234 1 2 3 4 5 6 7 8 9 0 1 2 3 4 03I9YD 2 E L CC O Y CC L S

Complete a box below to make an election. It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to certain regulatory approvals and the approval by County and Nicolet shareholders of the respective proposals to adopt the Merger Agreement, pursuant to which County shareholders would be entitled to receive, at the holder’s election, $37.18 in cash (the “cash consideration”) or 0.48 shares (the “exchange ratio”) of Nicolet common stock (the “stock consideration” and, together with the cash consideration, the “merger consideration”) in exchange for each share of County common stock, as a result of County merging with and into Nicolet pursuant to and subject to the terms of the Merger Agreement (the “merger proposal”) and subject to the allocation and proration provisions in the Merger Agreement, which are designed to ensure that, on an aggregate basis, the total number of shares of County common stock that will be converted into the cash consideration shall be 1,237,000, with the remaining outstanding shares of County common stock being converted into the stock consideration. Therefore, there is no assurance that you will receive your election choices. In the event the merger consideration becomes payable, the allocation of the merger consideration will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement. For a detailed description of the proration and allocation mechanism, please refer to the Joint Proxy Statement-Prospectus filed in connection with the transaction. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Nicolet common stock received or County common stock currently owned. Changes in the price of Nicolet common stock prior to the merger will affect the value that County shareholders receiving Nicolet common stock will receive in the merger. Under limited circumstances, County is permitted to terminate the Merger Agreement as a result of a decrease in the market price of Nicolet common stock. In any such instance, Nicolet may elect to negate County’s termination by increasing the exchange ratio pursuant to the formula specified in the Merger Agreement. ELECTION OPTIONS I hereby elect to receive the following as consideration for my shares of County common stock to which this Election Form relates, subject to proration and allocation, as calculated in accordance with the Merger Agreement (MARK ONLY ONE BOX): ALL STOCK ELECTION (0.48 shares of Nicolet common stock (plus cash in lieu of any fractional shares) for EACH share of County common stock (“stock election”)) Mark this box to elect to make a stock election with respect to ALL of your County common stock. ALL CASH ELECTION ($37.18 cash for EACH share of County common stock (“cash election”)) Mark this box to elect to make a cash election with respect to ALL of your County common stock. MIXED ELECTION (Stock consideration for some of your shares of County common stock and cash consideration for the remainder of your shares of County common stock) Mark this box to elect to make a stock election with respect to a portion of your County common stock (0.48 shares of Nicolet common stock plus cash in lieu of any fractional shares for each such share of County common stock) and a cash election with respect to the remainder of your County common stock ($37.18 cash for each such share of County common stock). Please fill in the blank to the right to designate the number of whole shares of County common stock that you want converted into the right to receive stock consideration under this Election Form. This number may not be greater than the number of shares listed on the opposite side of this form. The remaining shares covered by this Election Form will be converted into the right to receive cash consideration. NO ELECTION (No preference with respect to the receipt of Nicolet common stock, cash or a combination of stock and cash) Mark this box to make no election with respect to your County common stock. You will be deemed to have made a “NO ELECTION” if: A properly completed Election Form together with your stock certificate(s), if any, confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent on or before the Election Deadline; You properly and timely submit an Election Form together with a Notice of Guaranteed Delivery, but you fail to submit or the Exchange Agent fails to actually receive your stock certificate(s) by 5:00 p.m., Eastern Time, on the third trading day after the Election Deadline; You properly and timely revoke a prior election without properly and timely making a new election; or You check the “No Election” box above. IMPORTANT: In the event the merger consideration becomes payable, elections will be subject to proration and allocation procedures in accordance with the Merger Agreement. No guarantee can be made that you will receive the amount of cash consideration or stock consideration that you elect. If and to the extent that you receive Nicolet common stock as merger consideration, the value of the merger consideration you receive will depend on the price of Nicolet common stock after the time you make your election. The undersigned represents and warrants that the undersigned has full power and authority to submit, sell, assign and transfer the above described shares of County common stock and that, when accepted for exchange by Nicolet, Nicolet will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange shares of County common stock, including any certificates representing such shares together with accompanying evidence of transfer and authenticity, for shares of Nicolet common stock or cash, as set forth under “Election Options” above and as further set forth in the Merger Agreement. The undersigned acknowledges that the undersigned may not be able to trade such shares after this election has been validly made, unless and until the undersigned revokes this election. Delivery of any enclosed certificate(s) shall be effected, and the risk of loss to such certificate(s) shall pass, only upon proper delivery thereof to the Exchange Agent, and title shall pass only following the effectiveness of the Merger. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned. SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. shareholder, a copy of which can be obtained at www.irs.gov). See Instruction B.4. Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instructions B.1, B.2, B.5 and B.8 Signature of ownerSignature of co-owner, if any Area Code/Phone Number MEDALLION SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction B.8. Required only if Special Payment and Delivery Form is completed. Authorized Signature Name of Firm Address of Firm – Please Print 1 2 3 4 5 6 7 8 9 0 1 2 3 43 E L CC O Y CC L S

SPECIAL PAYMENT AND DELIVERY FORM

The merger consideration will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

Special Payment and Issuance Instructions (See Instructions B.1, B.2 and B.8)	Special Delivery Instructions (See Instructions B.5 and B.8)

To be completed ONLY if the merger consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.	To be completed ONLY if the merger consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s): _____________________________________________	Name(s): _____________________________________________
(Please Print)	(Please Print)

Address: ____________________________________________	Address: ____________________________________________

____________________________________________	____________________________________________

____________________________________________	____________________________________________

Telephone Number: _____________________________________	Telephone Number: ____________________________________

Taxpayer Identification Number ____________________________	Taxpayer Identification Number ___________________________

PLACE MEDALLION GUARANTEE IN SPACE BELOW.
NOTE: A notarization by a notary public is not acceptable.

NOTICE OF GUARANTEED DELIVERY
OF

SHARES OF COMMON STOCK OF COUNTY BANCORP, INC.

You have received an Election Form and Letter of Transmittal (the “Election Form”) pursuant to which you may make an election with respect to the type of merger consideration you would like to receive in connection with the Agreement and Plan of Merger, dated June 22, 2021 (the “Merger Agreement”), by and between Nicolet Bankshares, Inc. (“Nicolet”) and County Bancorp, Inc. (“County”), pursuant to which County will merge with and into Nicolet (the “Merger”), with Nicolet surviving the Merger.

This form, or one substantially similar hereto, must be submitted with a properly completed and duly executed Election Form in order to make a valid election if:

1.	The certificate(s) for the shares of common stock of County are not immediately available;

2.	Time will not permit the Election Form and other required documents, if any, to be delivered to the Exchange Agent on or before 5:00 p.m. Eastern Time on November 29, 2021 (the “Election Deadline”); or

3.	The procedures for book-entry transfer cannot be completed on or before the Election Deadline.

This form and the Election Form must be received by the Exchange Agent before the Election Deadline, unless extended. If the Election Deadline is extended, Nicolet and County will promptly announce such extension and, when determined, the rescheduled Election Deadline.

The Exchange Agent is:

Computershare Trust Company, N.A.

If delivering by first-class mail:	If delivering by certified mail, overnight mail:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	Suite V
Providence, RI 02940-3011	150 Royall Street
Canton, MA 02021

For Eligible Institutions: Via email at
CANOTICEOFGUARANTEE@computershare.com

Delivery of this form to an address other than as set forth above will not constitute a valid delivery.

This Notice of Guaranteed Delivery is not to be used to guarantee signatures, if a signature on the Election Form is required to be guaranteed by an eligible institution under the instructions thereto, such signature guarantee must appear in the applicable space provided on the Election Form.

If you have any questions regarding these materials, you should contact Mark A. Miller, General Counsel/Chief Risk Officer for County at (920) 686-5692.

INSTRUCTIONS

A.  Special Conditions

1.   Time in which to Make an Election. To be effective, a properly completed Election Form and Letter of Transmittal (an “Election Form”) must be received by Computershare, the Exchange Agent, by the Election Deadline, which is 5:00 p.m. Eastern Time on November 29, 2021, unless extended. If the Election Deadline is extended, County and Nicolet will announce, by press release, the rescheduled Election Deadline. Holders of shares of County common stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their shares of County common stock to which the Election Form relates. Holders of shares of County common stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return the completed Election Form. No stop transfer instructions may be outstanding against any of the shares subject to such certificate(s) or confirmation of book-entry transfer. Shares of County common stock for which the holders thereof fail to properly and timely make an election as provided in the preceding sentences or if such holders properly and timely revoke a prior election will be considered “No-Election Shares.” See Instruction A.7 below.

2.   Certificates and Shares held by the Exchange Agent. The Election Form will indicate the number of shares you hold either in certificated form or in electronic, book-entry form.

3.   Election Options. On page 2 of the Election Form, under “Election Options,” indicate whether you would like to receive, in exchange for your shares of County common stock in the event the merger consideration (as defined below) becomes payable, (a) only shares of Nicolet common stock, (b) only cash, or (c) a combination of Nicolet common stock and cash. Alternatively, you may indicate “No Election.” If you would like to receive a combination of cash and Nicolet common stock, write in the number of shares for which you would like to receive Nicolet common stock; the remaining shares will be considered to have elected to receive cash consideration. Mark only one box. The Merger Agreement limits the amount of cash that can be issued in the Merger, and it thus may not be possible for all elections to be honored in full or at all. Such cash and stock issuances are also subject to certain regulatory approvals and the approval by County shareholders and Nicolet shareholders of the respective merger proposals, pursuant to which County shareholders would be entitled to receive, at the applicable holder’s election, the cash consideration of $37.18, or the stock consideration of 0.48 shares of Nicolet common stock, in exchange for each share of County common stock.

The exchange ratio is fixed and will not be adjusted for changes in the market price of either Nicolet common stock received or County common stock currently owned. Changes in the price of Nicolet common stock prior to the merger will affect the value that County shareholders receiving Nicolet common stock will receive in the merger.

4.   Change or Revocation of Election. A holder of shares of County common stock who has made an election may, at any time prior to the Election Deadline, change or revoke such election. You may change your election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Such notice must specify the person in whose name the election to be revoked has been submitted, the name of the registered holder thereof and the numbers shown on the certificate(s) or book-entry transfer representing the shares subject to the election being revoked. In the event that an Election Form is revoked, the shares of County common stock as to which an election was made in such Election Form will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the holder of such shares and actually received by the Exchange Agent prior to the Election Deadline.

If you revoke your election, you may subsequently submit a new election prior to the Election Deadline for shares you own as of the date of submission of such new Election Form. Such Election Form must be received by the Exchange Agent prior to the Election Deadline and must otherwise comply with, and will be subject to the terms and conditions of, the Election Form (except for in relation to the delivery of previously-delivered certificate(s) or confirmation of delivery of shares in book-entry form representing surrendered County shares or a previously-delivered Notice of Guaranteed Delivery provided in accordance with Instruction B.6). You cannot revoke or change your election after the Election Deadline.

If you own your shares of record (and not through a bank, broker or other nominee), you may not be able to trade your shares after an election has been validly made, unless and until you revoke your election.

5.   Joint Forms of Election. Holders of shares of County common stock who make a joint election will be considered to be a single holder of such shares. Joint Election Forms may be submitted only by persons submitting certificates registered in different forms of the same name (e.g., “John Smith” on one certificate and “J. Smith” on another) and by persons who may be considered to own each other’s shares by reason of the ownership attribution rules contained in Section 318(a) of the Code. If the Election Form is submitted as a Joint Election Form, each record holder of shares of County common stock covered thereby must properly sign the Election Form in accordance with Instruction B.1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a Joint Election Form are eligible to do so.

6.   Forms of Election Nominees. Any record holder of shares of County common stock who is a nominee may submit one or more Election Forms, indicating on the form or forms a combination of elections covering up to the aggregate number of shares of County common stock owned by such record holder. However, upon the request of Nicolet, any such record holder will be required to certify to the satisfaction of Nicolet that such record holder holds such shares of County common stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is so submitted will be treated as a separate shareholder of County for purposes of allocation of Nicolet common stock and cash payments to be issued upon consummation of the Merger.

7.   Shares as to Which No Election is Made. The following shares of County common stock will be considered “No-Election Shares”: (a) shares for which the “No Election” box on the Election Form is selected, (b) shares for which a properly completed Election Form (together with any certificate(s), confirmation of book entry shares or Notice of Guaranteed Delivery representing such shares) is not submitted in accordance with these instructions and actually received by the Exchange Agent by the Election Deadline, (c) shares for which a properly completed Election Form, together with a Notice of Guaranteed Delivery, is timely received but the stock certificate representing such shares is not received by the Exchange Agent by 5:00 p.m., Eastern Time, on the third trading day after the Election Deadline, or (d) shares for which a previously submitted Election Form is revoked and a properly completed Election Form is not thereafter submitted and actually received by the Exchange Agent prior to the Election Deadline. In the event the merger consideration becomes payable, No-Election Shares will be exchanged for merger consideration as set forth in the Merger Agreement. In the event the merger consideration becomes payable and proration and allocation are necessary due to oversubscription of the cash consideration or stock consideration, the No-Election Shares will be deprioritized over the shares for which an election has been properly and timely returned.

8.   Method of Delivery. Your election materials may be sent to the Exchange Agent at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent on or prior to the Election Deadline. You are solely responsible for delivery of the election materials and any other documents required hereby to the Exchange Agent. Delivery of the election materials to an address other than as set forth below will NOT constitute a valid delivery to the Exchange Agent.

If delivering by first-class mail:	If delivering by certified mail, overnight mail or courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	Suite V
Providence, RI 02940-3011	150 Royall Street
Canton, MA 02021

Do not send your election materials to Nicolet or County, because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss will pass, only upon proper delivery of the certificate(s) to the Exchange Agent, and title shall pass only following the effectiveness of the Merger.

B.  General.

1.   Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a Joint Election Form is submitted) on the Election Form must correspond exactly with the name(s) as written on the face of the certificate(s) or book-entry account unless the shares of County common stock described on this Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s) or book-entry account. If the Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on the Election Form must be guaranteed by an Eligible Institution (as defined in Instruction B.8 below). If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form. The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of FINRA or is a commercial bank or trust company in the United States.

2.   Special Payment and Issuance Instructions. If checks are to be payable or shares of Nicolet common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in Instruction B.8 below), and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution (defined in Instruction B.8 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

3.   Stock Transfer Taxes. It will be a condition to the issuance of any check or shares of Nicolet common stock in any name(s) other than the name(s) in which the shares of County common stock is (are) registered that the person(s) requesting the issuance of such check or shares of Nicolet common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4.   Internal Revenue Service Forms. Under United States federal income tax law, each United States Holder of County common stock receiving merger consideration is required to provide a correct Taxpayer Identification Number on Internal Revenue Service (“IRS”) Form W-9, and to indicate whether such shareholder is subject to backup withholding. Each non- United States Holder of County common stock should provide a properly executed applicable IRS Form W-8. Please see “IMPORTANT TAX INFORMATION—IRS Forms,” below for more information.

5.   Special Delivery Instructions. If checks or certificates representing shares of Nicolet common stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

6.   Notice of Guaranteed Delivery. In order for an election to be effective, the Exchange Agent must receive a properly completed Election Form, accompanied by stock certificate(s) or confirmation of delivery in book-entry form (unless delivery of such certificate(s) is guaranteed as described below) representing the shares of County common stock in exchange for which you are electing to receive shares of Nicolet common stock or cash in the Merger and which are currently held by you no later than the Election Deadline. Persons to whom share certificate(s) or confirmations of delivery of shares in book-entry form are not immediately available also may make an election by completing the Election Form and submitting it to the Exchange Agent by the Election Deadline, and by having the Notice of Guaranteed Delivery properly completed and duly executed by an Eligible Institution (subject to the condition that the stock certificate(s) or confirmation of book-entry delivery, the delivery of which is guaranteed by such completion and due execution, are in fact delivered to the Exchange Agent no later than 5:00 p.m. Eastern Time on the third business day after the Election Deadline (the “Guaranteed Delivery Deadline”)). Stock certificate(s) or shares delivered in book-entry form that are received after the Guaranteed Delivery Deadline will be considered to be No-Election Shares.

7.   Lost Certificate. If your certificate(s) representing shares of County common stock has (have) been lost, stolen, mutilated or destroyed, contact County’s transfer agent, First Illinois Shareholder Services, at (888) 740-5512, prior to submitting the Election Form. You will be required to complete certain additional documentation and file it with the Exchange Agent. An Election Form and related documents cannot be processed until the procedures for replacing lost, stolen, mutilated or destroyed certificates have been followed.

8.   Guarantee of Signatures: No signature guarantee is required on this Election Form if (a)(i) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and (ii) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures must be guaranteed by an Eligible Institution.

9.   Book-Entry Shares: Your shares of County common stock that have been issued through County’s direct registration service program, an electronic, book-entry system that records stock ownership in place of traditional stock certificates, still require you to complete the Election Form should you wish to participate in the election.

10.   Shares held by a Bank, Broker or other Nominee. If your shares are held by a bank, broker or other nominee, you will need to make your election through that broker, bank or other nominee. You should promptly contact such bank, broker or other nominee and follow their instructions as to the procedures and timing for making elections and exchanging your shares of County common stock. Note that these instructions may require that you deliver all documentation to that broker, bank or other nominee several days in advance of the Election Deadline.

* * *

IMPORTANT TAX INFORMATION

IRS Forms

Under United States federal income tax law, United States Holders (as defined below) of County common stock who are receiving any cash consideration in connection with the Merger are required to provide their current Taxpayer Identification Number (“TIN”). If such holder is an individual, the TIN is his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, the holder may be subject to a penalty imposed by the IRS, and any cash consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 24%). If withholding results in an overpayment of taxes, a refund from the IRS may be obtained provided that the holder follows and complies with any required steps to obtain such refund. To prevent backup withholding, the holder is required to notify the Exchange Agent of his or her correct TIN by completing the IRS Form W-9 included on the Election Form and certifying under penalties of perjury that the TIN provided on the IRS Form W-9 is correct. Due to the merger consideration proration and allocation mechanism, as set forth in the Merger Agreement and Joint Proxy Statement-Prospectus, holders of County common stock will not know if they will receive any cash consideration when completing the Election Form. Accordingly, all United States Holders of County common stock should complete and submit the IRS Form W-9 included on the Election Form.

Certain holders (including, among others, corporations and certain foreign holders) are exempt recipients not subject to these backup withholding requirements. See the IRS Form W-9 and the General Instructions to IRS Form W-9 included on the Election Form for more information. To avoid possible erroneous backup withholding, exempt United States Holders, while not required to file an IRS Form W-9, should complete and return the IRS Form W-9 included on the Election Form.

To prevent backup withholding, holders that are not United States Holders should (i) submit a properly completed IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8 to the Exchange Agent, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN, W-8BEN-E or other applicable Forms may be obtained from the Exchange Agent or the IRS website at www.irs.gov.

As used herein, the term “United States Holder” means a beneficial owner of County common stock who or that is: (i) a citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; (ii) a trust that (a) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (b) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source. If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds County stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

As described in the Joint Proxy Statement-Prospectus under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” if the merger consideration becomes payable and you hold different blocks of County common stock that were acquired at different times and/or at different prices, your basis and holding period in such shares may be determined with reference to each block of County common stock. Such United States Holder should consult his, her or its individual tax advisor regarding the manner in which gain or loss should be determined.

THE TAX INFORMATION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-UNITED STATES TAX LAWS.

If you have additional questions, please contact:

Mark A. Miller, General Counsel/Chief Risk Officer for County at (920) 686-5692.

FREQUENTLY ASKED QUESTIONS

1.	Why have I been sent the Election Form and Letter of Transmittal?

On June 22, 2021, County Bancorp, Inc. (“County”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nicolet Bankshares, Inc. (“Nicolet”) providing for the merger of County with and into Nicolet (the “Merger”), with Nicolet as the surviving bank holding company in the Merger.

At the effective time of the Merger, each share of County common stock, $0.01 par value per share (“County common stock”), issued and outstanding immediately prior to the completion of the Merger (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted) and shares underlying stock options; all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive, at the holder’s election and subject to the proration and allocation procedures set forth in the Merger Agreement, one of the following:

•	0.48 shares (the “exchange ratio”) of Nicolet common stock (plus cash in lieu of any fractional shares) (the “stock consideration”) or
•	$37.18 in cash (the “cash consideration” and, together with the stock consideration, the “merger consideration”).

The rights of holders of the shares of County common stock who elect to receive the stock consideration (the “stock election”) or the cash consideration (the “cash election”) are subject to the approval by County and Nicolet shareholders of the proposal to approve and adopt the Merger Agreement, pursuant to which County shareholders would be entitled to receive, at the holder’s election, the cash consideration or the stock consideration in exchange for each share of County common stock, which will result, in those circumstances and subject to those conditions, in County merging with and into Nicolet (the “merger proposal”), as well as subject to the proration and allocation procedures set forth in the Merger Agreement (and as described in the Joint Proxy Statement-Prospectus), and, accordingly, you may not receive the full amount of cash consideration or stock consideration that you elect. In other words, you may under certain circumstances receive cash consideration for shares for which you elected to receive stock consideration or stock consideration for shares for which you elected to receive cash consideration.

The exchange ratio is fixed and will not be adjusted for changes in the market price of either Nicolet common stock received or County common stock currently owned. Changes in the price of Nicolet common stock prior to the merger will affect the value that County shareholders receiving Nicolet common stock will receive in the merger. Under limited circumstances, County is permitted to terminate the Merger Agreement as a result of a decrease in the market price of Nicolet common stock. In any such instance, Nicolet may elect to negate County’s termination by increasing the exchange ratio pursuant to the formula specified in the Merger Agreement.

For a full discussion of the Merger and the effect of your election, see the Merger Agreement and the Joint Proxy Statement- Prospectus that is part of Amendment No. 1 to Nicolet’s Registration Statement (Registration No. 333-258651), as filed with the Securities and Exchange Commission (the “SEC”) by Nicolet, and that has been mailed to County shareholders (including annexes thereto and documents incorporated therein by reference) (the “Joint Proxy Statement-Prospectus”). Before making your election, you are encouraged to read carefully these instructions, the entire Merger Agreement and the Joint Proxy Statement-Prospectus.

You are able to obtain free copies of the Joint Proxy Statement-Prospectus and other documents filed with the SEC by Nicolet and County through the website maintained by the SEC at www.sec.gov or at the addresses for Nicolet and County indicated in the Joint Proxy Statement-Prospectus. The information contained in the Joint Proxy Statement-Prospectus is current as of August [•], 2021, and does not reflect subsequent developments. However, the Joint Proxy Statement-Prospectus incorporates by reference subsequent filings with the SEC by Nicolet and County. You should rely only on the information contained or expressly incorporated by reference in the Joint Proxy Statement-Prospectus as well as these instructions and related materials. We have not authorized anyone to provide you with any information other than the information included in the Joint Proxy Statement-Prospectus and the documents to which we refer you therein. If someone provides you with other information, please do not rely on it as being authorized by us.

If you have any questions regarding the election materials, please contact Mark A. Miller, General Counsel/Chief Risk Officer for County, at (920) 686-5692.

The Election Form and Letter of Transmittal (the “Election Form”) is to be used to make an election with respect to the type of merger consideration you would like to receive in connection with the Merger. Your submission of the Election Form does not constitute a vote for the approval of the merger proposal. You may submit an Election Form even if you have voted, or plan on voting, against the approval of the merger proposal. To vote your shares of County common stock for or against the approval of the merger proposal, you must follow the instructions for voting described in the Joint Proxy Statement- Prospectus and the accompanying proxy materials. If the Merger Agreement is not adopted pursuant to the merger proposal by the requisite vote of the County shareholders or the Nicolet shareholders, or if certain regulatory approvals are not obtained, or if the Merger Agreement is terminated for any other reason, you will not be entitled to any merger consideration, and the Election Form will be void and of no effect.

If you own shares of County common stock in “street name” or through a bank, broker or other nominee, you will need to make your election through that bank, broker or other nominee. You should promptly contact such bank, broker or other nominee and follow its instructions as to the procedures and timing for making elections and exchanging your shares of County common stock. Note that these instructions may require that you deliver all documentation to the bank, broker or other nominee several days in advance of the Election Deadline, which Election Deadline is currently anticipated to be 5:00 p.m., Eastern Time, on November 29, 2021, unless extended (such date, as it may be so extended, the “Election Deadline”), to enable it to deliver the forms in turn to Computershare, the Exchange Agent, in a timely manner. If the Election Deadline is extended, Nicolet and County will promptly announce such extension and, when determined, the rescheduled Election Deadline.

2.	What is the Election Form? [For Registered Holders]

The enclosed Election Form does two things. First, it lets us know your preferred form of payment for your shares of County common stock, in the event the merger consideration becomes payable. Second, if you hold your shares of County common stock in certificated form, it allows you to surrender your County stock certificate(s) to receive payment of the merger consideration for the shares of County common stock you own. If you own your shares of County common stock in electronic, book-entry form, you do not need to include any County stock certificate(s) and simply need to return the completed Election Form.

The Election Form is to be completed, submitted to and received by the Exchange Agent prior to the Election Deadline by County shareholders desiring to make an election. In the event the merger consideration becomes payable and you do not return a properly completed Election Form by the Election Deadline, your shares of County common stock will be considered “No-Election Shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. Generally, in the event one form of merger consideration (stock consideration or cash consideration) is undersubscribed in the Merger, shares of County common stock for which no election has been validly made will be allocated to that form of undersubscribed merger consideration before any shares of County common stock electing the oversubscribed form will be switched to the undersubscribed merger consideration pursuant to the proration and allocation procedures. Accordingly, while electing one form of merger consideration will not guarantee you will receive that form of merger consideration for all of your shares of County common stock, shares for which an election has been timely returned will generally have a priority over No-Election Shares in the event proration and allocation are necessary.

3.	How do I complete the Election Form? [For Registered Holders]

The Election Form is divided into separate sections. Instructions for completing each section are set forth in the Election Form, where applicable. Please note that if your shares are held jointly, signatures of both owners are required.

By signing the Election Form, you agree to surrender your County common stock for exchange, you confirm that your Taxpayer Identification Number (“TIN”) is correctly stated on the Election Form, and you confirm that you have complied with all the requirements as stated in the instructions.

Please see Question 17 for important information concerning the transmittal of your Election Form and stock certificate(s) (if applicable) to the Exchange Agent.

4.	When is my Election Form and Letter of Transmittal due?

It is critical to note that Election Forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., Eastern Time, on November 29, 2021, the Election Deadline. If the Election Deadline is extended, Nicolet and County will promptly announce such extension.

5.	How do I make an election if I hold my shares in “street name” or through a bank, broker or other nominee?

If you hold your shares of County common stock in “street name” or through a bank, broker or other nominee, you will need to make your election through that broker, bank or other nominee. You should promptly contact such bank, broker or other nominee and follow its instructions as to the procedures and timing for making elections and exchanging your shares of County common stock. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election due to the time needed for these third parties to comply with their own internal procedures. Please contact your bank, broker or other nominee with any questions. It is critical to note that Election Forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., Eastern Time, on the Election Deadline. Neither County, Nicolet nor the Exchange Agent will be responsible for the consequences of any failure by you or any third party to act on a timely basis to transmit or process your Election Form and any related documents.

6.	What if I do not send an Election Form, it is not received or I miss the Election Deadline?

If you do not make a valid election with respect to any County shares you own and the merger consideration becomes payable, your shares of County common stock will be considered No-Election Shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation and proration procedures specified in the Merger Agreement. In the event the merger consideration becomes payable and proration and allocation is necessary due to oversubscription of the cash election or stock election, the No-Election Shares will be deprioritized over the shares for which an election has been properly and timely returned.

You will be deemed to have not made a valid election if:

•	you select the “No Election” box on the Election Form;
•	a properly completed Election Form (together with any stock certificate(s), confirmation of book-entry shares or Notice of Guaranteed Delivery representing such shares) is not submitted and actually received by the Exchange Agent by the Election Deadline;
•	you properly and timely submit and Election Form together with a Notice of Guaranteed Delivery, but you fail to submit or the Exchange Agent fails to actually receive your stock certificate(s) by 5:00 p.m., Eastern Time, on the third trading day after the Election Deadline; or
•	you properly and timely revoke a prior election without making a new election prior to the Election Deadline.

You bear the risk of proper and timely delivery.

7.	I have received more than one set of election materials related to the Merger Agreement in connection with the election. Do I need to complete them all?

Yes, if you own stock in more than one manner, or you own stock in more than one name, you need to complete a separate Election Form for each manner of ownership of stock. For example, you may have shares registered directly with County; you may own County shares through a third party, such as a broker; or you may own shares in both single name and joint name. Each set of election materials you receive is specific to the manner in which you hold your shares of County common stock. Failure to properly complete an Election Form means that no election will be made with respect to the shares to which that Election Form applies and you will be deemed to have not made a valid election with respect to such shares, with the consequence that such shares will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. See question 6 above.

8.	Can I change or revoke my election after the Election Form has been submitted?

Yes. You may change or revoke your election at any time prior to the Election Deadline. You may change your election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is actually received by the Exchange Agent prior to the Election Deadline. Such notice must specify the person in whose name the election to be revoked has been submitted, the name of the registered holder thereof and the numbers shown on the stock certificate(s) or book-entry transfer representing the shares subject to the election being revoked. In the event that an Election Form is revoked, the shares of County common stock as to which an election was made in such Election Form will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the holder of such shares and actually received by the Exchange Agent prior to the Election Deadline.

If you revoke your election, you may subsequently submit a new election prior to the Election Deadline for shares you own as of the date of submission of such new Election Form. Such Election Form must be received by the Exchange Agent prior to the Election Deadline and must otherwise comply with, and will be subject to the terms and conditions of, the Election Form (except in relation to the delivery of previously-delivered stock certificate(s) or confirmation of delivery of shares in book-entry form representing surrendered County shares or a previously-delivered Notice of Guaranteed Delivery). You cannot revoke or change your election after the Election Deadline.

If you instructed a bank, broker or other nominee to submit an election for your shares, you must follow the directions of your bank, broker or other nominee for changing those instructions.

9.	Can I transfer my County shares after the Election Form has been submitted?

If you own your shares of record (and not through a bank, broker or other nominee), you may not be able to trade your shares after an election has been validly made, unless and until you revoke your election. After an election has been validly made, such election should be revoked prior to any subsequent transfer of the shares of County common stock as to which such election relates. Any purchaser of your shares would therefore acquire shares as to which no election had been made, and would have to make a new election as to those shares.

10.	Am I guaranteed to receive what I ask for on the Election Form?

No. Your election is subject to the approval by County and Nicolet shareholders of the respective merger proposals, certain regulatory approvals and to proration and allocation in accordance with the Merger Agreement. The allocation and proration provisions in the Merger Agreement are designed to ensure that the total number of shares of County common stock that will be converted into the cash consideration shall be 1,237,000, with the remaining outstanding shares of County common stock being converted into the stock consideration. After the Election Deadline, the Exchange Agent will calculate the amount of cash and shares of Nicolet common stock to be distributed to each County shareholder, based on all valid elections received and in accordance with such proration and allocation procedures (as further set forth in the Merger Agreement and described in the Joint Proxy Statement-Prospectus).

No guarantee can be made that you will receive the allocation of cash consideration or stock consideration that you elect. If and to the extent that you receive Nicolet common stock as merger consideration, the value of the merger consideration you receive will depend on the price of Nicolet common stock at the closing of the Merger, which will be after the time you make your election. You should obtain current stock price quotations for Nicolet common stock before you elect your preferred form of merger consideration. Nicolet common stock is traded on the Nasdaq Capital Market under the symbol “NCBS.” No guarantee can be made as to the value of the consideration received relative to the value of the County common shares being exchanged. Neither County nor Nicolet is making any recommendation as to whether County shareholders should elect to receive cash, Nicolet common stock or a combination thereof in the Merger. Each County shareholder must make his, her or its own decision with respect to such election.

11.	Will I receive any fractional shares?

No. Fractional shares of Nicolet common stock will not be issued in connection with the Merger. If the aggregate number of shares of Nicolet common stock that you are otherwise entitled to receive as part of the merger consideration includes a fraction of a share of Nicolet common stock, you will receive cash in lieu of such fractional share.

12.	How long will it take to receive the merger consideration after the Merger is completed? [For Registered Holders]

After the effective time of the Merger, which is currently expected to occur on December 3, 2021, upon the surrender of your shares in accordance with and accompanied by the Election Form, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, you will receive from the Exchange Agent, within five (5) business days following the effective time of the Merger, the merger consideration you are entitled to receive under the Merger Agreement, an amount in cash equal to the fractional share consideration resulting from the rounding down of any shares of Nicolet common stock that otherwise would have been issuable as merger consideration and any applicable dividends or distributions with respect to Nicolet common stock having a record date after the effective time of the Merger and a distribution date prior to the date that you have surrendered your shares.

The date that you will receive your merger consideration depends on the completion date of the Merger, which, although currently expected to occur on December 3, 2021, is subject to change. The completion date of the Merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

13.	Should my signature on the Election Form be guaranteed? [For Registered Holders]

No signature guarantee is required on the Election Form if: (i)(a) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with the Election Form and (b) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form; or (ii) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures must be guaranteed by an Eligible Institution.

14.	What if I want to submit special payment and issuance instructions?

If the merger consideration is to be payable or shares of Nicolet common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution, and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution. Please also complete the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

It will be a condition to the issuance of any check or shares of Nicolet common stock in any name(s) other than the name(s) in which the shares of County common stock is (are) registered that the person(s) requesting the issuance of such check or shares of Nicolet common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

15.	What if I want the merger consideration delivered to a different address?

If the merger consideration is to be delivered to another address than that set forth next to the signature of the registered holder(s), indicate the address in the box entitled “Special Delivery Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form. If the section entitled “Special Delivery Instructions” is completed, then signatures on the Election Form must be guaranteed by a firm that is an Eligible Institution.

16.	What if I cannot locate my stock certificate(s)? [For Registered Holders]

For any election to be effective, the Election Form must be accompanied by stock certificate(s) or confirmation of delivery in book-entry form (unless delivery of such certificate(s) is guaranteed as described below) representing the shares of County common stock in exchange for which you are electing to receive shares of Nicolet common stock or cash in the Merger and which are currently held by you no later than the Election Deadline. Persons to whom stock certificate(s) or confirmations of delivery of shares in book-entry form are not immediately available also may make an election by completing the Election Form and submitting it to the Exchange Agent by the Election Deadline, and by having the Notice of Guaranteed Delivery properly completed and duly executed by an Eligible Institution (subject to the condition that the stock certificate(s) or confirmation of book-entry delivery, the delivery of which is guaranteed by such completion and due execution, is in fact delivered to the Exchange Agent no later than 5:00 p.m., Eastern Time, on the third business day after the Election Deadline (the “Guaranteed Delivery Deadline”)). Stock certificate(s) or shares delivered in book-entry form that are received after the Guaranteed Delivery Deadline will be deemed No-Election shares for purposes of the proration and allocation.

You may be unable to receive any merger consideration with respect to such stock certificate(s) or shares until such time as the stock certificate(s) or shares are delivered to the Exchange Agent. If your certificate(s) representing shares of County common stock has (have) been lost, stolen, mutilated or destroyed, contact County’s transfer agent, First Illinois Shareholder Services, at (888) 740-5512, as soon as possible and, in any event, prior to submitting the Election Form. You may be required to complete certain additional documentation and file it with the Exchange Agent. An Election Form and related documents cannot be processed until the procedures for replacing lost, stolen, mutilated or destroyed certificate(s) have been followed.

17.	How should I send in my signed documents and stock certificate(s)?

When completed, your election materials may be sent to the Exchange Agent at one of the addresses provided below along with your stock certificate(s) (if applicable) so that you can make your election to receive either shares of Nicolet common stock, cash or a combination of Nicolet common stock and cash. Note that if you own shares of County common stock in “street name” or through a bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee to return the materials to them rather than the Exchange Agent.

If you hold your County shares in certificated form, you should include your County stock certificate(s) with your completed Election Form. Do not sign the back of your stock certificate(s). If you hold your County shares in electronic, book-entry form, you do not need to include any stock certificate(s) with your completed Election Form.

Please ensure sufficient time so that the election materials and stock certificate(s) (if applicable) are actually received by the Exchange Agent on or prior to the Election Deadline. You are solely responsible for delivery of the election materials and any other required documents to the Exchange Agent. Delivery of the election materials to an address other than as set forth below will not constitute a valid delivery to the Exchange Agent.

If delivering by first-class mail:	If delivering by certified mail, overnight mail:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	Suite V
Providence, RI 02940-3011	150 Royall Street
Canton, MA 02021

Do not send your election materials to Nicolet or County because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing shareholder. If you are mailing your stock certificate(s), we recommend that you make copies of your stock certificate(s) and completed Election Form. We also recommend sending your stock certificate(s) by courier or by registered mail, appropriately insured, with return receipt requested. Delivery shall be effected, and risk of loss will pass, only upon proper delivery of the stock certificate(s) to the Exchange Agent, and title shall pass only following the effectiveness of the Merger.

If the Election Form is signed by the registered holder(s) of the shares surrendered, the signature(s) must correspond exactly with the name(s) as written on the face of the stock certificate(s) surrendered or book-entry account unless the shares of County common stock described on the Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the stock certificate(s) or book-entry account. If any of the shares surrendered are owned by two or more joint owners, all such owners must sign the Election Form exactly as written on the face of the stock certificate(s). If the Election Form is signed by a person other than the registered owner of the stock certificate(s) listed, the stock certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the stock certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on the Election Form must be guaranteed by an Eligible Institution. If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form. The stock certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of FINRA or is a commercial bank or trust company in the United States.

18.	Am I required to submit any tax forms?

Under United States federal income tax law, United States Holders (as defined below) of County common stock who are receiving any cash consideration in connection with the Merger are required to provide their current TIN. If such holder is an individual, the TIN is his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, the holder may be subject to a penalty imposed by the IRS, and any cash consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 24%). To prevent backup withholding, the holder is required to complete the IRS Form W-9 included on the Election Form and certify under penalties of perjury that the TIN provided on the IRS Form W-9 is correct. Due to the merger consideration proration and allocation mechanism, as set forth in the Merger Agreement and Joint Proxy Statement-Prospectus, holders of County common stock will not know if they will receive any cash consideration when completing the Election Form. Accordingly, all United States Holders of County common stock should complete and submit the IRS Form W-9 included on the Election Form.

Certain holders (including, among others, corporations and certain foreign holders) are exempt recipients not subject to these backup withholding requirements. See the IRS Form W-9 and the General Instructions to IRS Form W-9 included on the Election Form for more information. To avoid possible erroneous backup withholding, exempt United States Holders, while not required to file an IRS Form W-9, should complete and return the IRS Form W-9 included on the Election Form.

To prevent backup withholding, holders that are not United States Holders should (i) submit a properly completed IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 to the Exchange Agent, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN, W-8BEN-E or other applicable forms may be obtained from the Exchange Agent or the IRS website at www.irs.gov.

As used herein, the term “United States Holder” means a beneficial owner of County common stock who or that is: (i) a citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; (ii) a trust that (a) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (b) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source. If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds County stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is properly furnished to the IRS in a timely manner.

You should consult your tax advisor to determine whether you are exempt from these backup withholding and reporting requirements and to determine which form should be used to avoid backup withholding.

19.	What are the United States federal income tax consequences of the Merger to me as a County shareholder?

In the event the merger consideration becomes payable, Nicolet and County expect the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for United States federal income tax purposes. The following applies to United States Holders only. If the Merger so qualifies, County shareholders generally will not recognize gain or loss on the exchange of County common stock solely for Nicolet shares, if any, received in the Merger, except in respect of cash received in lieu of a fractional share. County shareholders exchanging County common stock solely for cash in the Merger generally will recognize gain or loss in an amount equal to the difference between the cash received and the County shareholder’s adjusted tax basis in the shares of County common stock surrendered in exchange thereof. County shareholders exchanging County common stock for a combination of Nicolet common stock and cash, in the event the merger consideration becomes payable, generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for County stock in the Merger (excluding cash received in lieu of a fractional share) plus the fair market value of Nicolet common stock (including the fair market value of any fractional share) received in the Merger, over (b) the shareholder’s adjusted tax basis in the shares of County stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the Merger.

For more information regarding the material United States federal income tax consequences, see the Joint Proxy Statement-Prospectus. Before making your election, you should read carefully the Joint Proxy Statement-Prospectus and consult with your tax advisor regarding the tax consequences of the Merger to you, including the effects of United States federal, state, local and non-United States tax laws.

20.	Are there any fees associated with the exchange of my shares of County common stock?

There are no fees associated with the exchange, unless you need to replace a missing County stock certificate or you are required to pay certain transfer taxes. It will be a condition to the issuance of any check or shares of Nicolet common stock in any name(s) other than the name(s) in which the shares of County common stock is (are) registered that the person(s) requesting the issuance of such check or shares of Nicolet common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

21.	What if the Merger is not consummated?

Consummation of the Merger is subject to the required approval by County’s and Nicolet’s shareholders of the respective merger proposals, to the receipt of all required regulatory approvals and to the satisfaction of certain other conditions. No payments related to any surrender of stock certificate(s) will be made prior to the consummation of the Merger, and no payments will be made to County shareholders if the Merger Agreement is terminated for any reason. If the Merger Agreement is terminated, all elections will be void and of no effect and the stock certificate(s) submitted to the Exchange Agent will be returned as soon as practicable to the persons submitting them.

22.	Can I elect to have a portion of my shares exchanged under different election options?

Yes. If you would like to receive a combination of cash and Nicolet common stock, write in the number of shares for which you would like to receive Nicolet common stock; the remaining shares will be considered to have elected to receive the cash consideration.

23.	How will I know when the transaction is completed?

Nicolet will issue a press release announcing completion of the transaction if and when it is completed. You can obtain this information at the SEC’s website (www.sec.gov).

24.	Who do I call if I have additional questions?

If you have any questions regarding the election materials, please contact Mark A. Miller, General Counsel/Chief Risk Officer for County at (920) 686-5692.